EXHIBIT 99.1

ASTEC INDUSTRIES, INC. REPORTS SECOND QUARTER 2003 RESULTS

 CHATTANOOGA, Tenn. (July 17, 2003) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the second quarter ended June 30, 2003.

Revenues for the second quarter of 2003 were $109.8 million compared with $126.7 million for the second quarter of 2002. International sales for the second quarter of 2003 were 20.2% of total revenues versus 18.6% for 2002. The net loss for the second quarter of 2003 was $2.2 million, or $.11 per fully diluted share, compared with net income of $2.4 million, or $0.12 per fully diluted share, for the second quarter of 2002. In the second quarter of 2003, $4.2 million of unusual charges were incurred that related to former lending arrangements, of which the largest component was a senior note termination expense of $3.8 million incurred in connection with the issuance of "make-whole" notes to former lenders. The note termination expense is shown on a separate line on the income statement below other income.

Revenues for the six months ended June 30, 2003, were $232.0 million compared with $249.1 million in the same period in 2002. The net loss for the six months ended June 30, 2003, was $4.0 million, or $.21 per fully diluted share, compared with $7.0 million net income, or $.35 per fully diluted share for the same period in 2002. In the six months of 2003, $6.0 million of unusual charges were incurred that related to former lending arrangements.

Consolidated financial statements for the second quarter and first six months of fiscal year 2003 and additional information related to segment revenues and profits are attached to this press release.

Astec's backlog at June 30, 2003, was $43.1 million compared with $88.0 million at June 30, 2002 for a 51% decrease.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "A number of one-time expenses totaling $4.2 million were incurred in the second quarter related to refinancing of our debt, and we also experienced cost overruns for the Loudon plant start-up of approximately $800,000. Gross profit was substantially impacted by the reduction in volume, the underutilization of manufacturing capacity, negative margins on used equipment sales, first-time production of a new high capacity double barrel drum mixer and competitive price pressures."

Comments Concerning the Third Quarter of 2003: The following discussion is a compilation of "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release.

Dr. Brock added, "On May 14 the Company refinanced its credit facilities with G.E. Capital at a more favorable interest rate. The facility provides for up to $150,000,000 and is secured by the company's assets. The Company is continuing to pursue the sale of the Grapevine property. Most of the Astec Financial portfolio of loans and leases has been sold. The Company continues to reduce expenses in the manufacturing and sales, general & administration areas to be properly aligned with current sales volume levels. Astec believes that current funding levels being discussed in Congress will result in increased federal availability of highway funds and such funding should have a positive impact on customers' attitudes toward purchasing new equipment. The 50% depreciation allowed under the new tax provisions is attractive to purchasers, especially privately-owned companies."

Dr. J. Don Brock also stated, "As a result of Astec's response to the extended downturn in the economy, Astec will emerge as a leaner organization poised to take advantage of any upturn in the economy."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on July 17, 2003, at 10:00 A.M. Eastern Time to review its second quarter results as well as current business conditions. The number to call for this interactive teleconference is (877) 407-9205; international participants should dial (201) 689-8054. Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website: www.astecindustries.com/investors/corporate_info/conference_calls/default.htm.

An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, July 22, 2003 by dialing (877) 660-6853 - Account #1628; Confirmation #71282. A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the future generally, the effects of the Company's emphasis to sell the Grapevine property, to reduce expenses, the amounts of future highway funding, the effects of increased highway funding and changes in the tax laws on the attitude of the Company's customers, and the ability of the Company to capitalize on expected upturns in its markets. These forward-looking statements reflect management's expectations that are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, further downturns in the economy or delays in any upturns in the economy, rising oil and liquid asphalt prices, a failure to comply with covenants in the Company's credit facility, rising interest rates, decreased funding for highway projects, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2002.

For Additional Information Contact:

J. Don Brock

Chairman of the Board & C.E.O.

Phone: (423) 867-4210

Fax: (423) 867-4127

E-mail: dbrock@astecindustries.com

or

F. McKamy Hall

Vice President and Chief Financial Officer

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: mhall@astecindustries.com

or

Stephen C. Anderson

Director of Investor Relations

Phone: (423) 899-5898

Fax: (423) 899-4456

E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	June 30	June 30
	2003	2002
Assets
Current Assets
Cash and cash equivalents	$ 11,280	$ 6,828
Receivables, net	57,609	79,990
Inventories	113,740	124,884
Prepaid expenses and other	23,204	16,263
Total current assets	205,833	227,965
Property and equipment, net	115,357	126,973
Other assets	42,340	58,877
Total assets	$ 363,530	$ 413,815
Liabilities and shareholders' equity
Current liabilities
Notes payable	$ 3,683	$ 2,593
Current maturities of long-term debt	5,872	521
Accounts payable - trade	34,158	36,599
Other accrued liabilities	38,668	44,289
Total current liabilities	82,381	84,002
Long-term debt, less current maturities	78,155	111,270
Other non-current liabilities	10,638	11,554
Minority interest in consolidated subsidiary	451	359
Total shareholders' equity	191,905	206,630
Total liabilities and shareholders' equity	$ 363,530	$ 413,815

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)
	Three months ended		Six months ended
	June 30		June 30
	2003	2002	2003	2002
Net sales	$ 109,840	$ 126,669	$ 231,968	$ 249,111
Cost of sales	89,912	100,044	191,433	194,610
Gross profit	19,928	26,625	40,535	54,501
Selling, general, administrative & engineering expenses	18,488	20,358	39,898	39,936
Income from operations	1,440	6,267	637	14,565
Interest expense	2,097	2,939	4,438	5,162
Other income, net of expense	905	453	1,087	1,128
Senior note termination expense	(3,837)	-	(3,837)	-
Income (loss) before income taxes	(3,589)	3,781	(6,551)	10,531
Income taxes	(1,387)	1,354	(2,540)	3,451
Minority interest in earnings	10	20	31	38
Net income (loss)	$ (2,212)	$ 2,407	$ (4,042)	$ 7,042

Earnings per Common Share
Net income (loss):
Basic	$ (0.11)	$ 0.12	$ (0.21)	$ 0.36
Diluted	$ (0.11)	$ 0.12	$ (0.21)	$ 0.35

Weighted average common shares outstanding
Basic	19,686,539	19,660,976	19,682,161	19,639,122
Diluted	19,686,539	20,134,075	19,682,161	19,994,374

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended June, 2003 and 2002
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2003 Revenues	30,733	46,133	20,803	11,933	238	109,840
2002 Revenues	44,654	54,539	16,204	10,443	829	126,669
Change $	(13,921)	(8,406)	4,599	1,490	(591)	(16,829)
Change %	(31.2%)	(15.4%)	28.4%	14.3%	(71.3%)	(13.3%)

2003 Gross Profit	3,544	10,166	4,418	1,792	8	19,928
2003 Gross Profit %	11.5%	22.0%	21.2%	15.0%	3.4%	18.1%
2002 Gross Profit	6,710	12,694	5,561	1,512	148	26,625
2002 Gross Profit %	15.0%	23.3%	34.3%	14.5%	17.9%	21.0%
Change	(3,166)	(2,528)	(1,143)	280	(140)	(6,697)

2003 Profit (Loss)	(511)	2,029	946	(1,115)	(4,053)	(2,704)
2002 Profit (Loss)	2,426	3,600	2,220	(1,037)	(3,940)	3,269
Change $	(2,937)	(1,571)	(1,274)	(78)	(113)	(5,973)
Change %	(121.1%)	(43.6%)	(57.4%)	(7.5%)	(2.9%)	(182.7%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's consolidated net income is as follows:

		For the three months ended June 30,
			2003	2002
Total profit (loss) for all segments			(2,704)	3,269
Minority interest in earnings of subsidiary			(10)	(20)
Recapture (elimination) of intersegment profit			502	(842)
Consolidated net income (loss)			(2,212)	2,407